UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )   *

Khosla Ventures Acquisition Co. III
(Name of Issuer)
Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)
482506102
(Cusip Number)
March 26, 2021
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 29 Pages

Exhibit Index Found on Page 28

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 443,300[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 443,300[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 443,300[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 2 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 699,400[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 699,400[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 699,400[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 3 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 156,500[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 156,500[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 156,500[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 4 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 84,800[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 84,800[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,800[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 5 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 98,600[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 98,600[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,600[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 6 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,087,700[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,087,700[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,087,700[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 7 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 186,500[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 186,500[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 186,500[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 8 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 52,200[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 52,200[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,200[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 9 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,622,500[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,622,500[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,622,500[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 10 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 98,600[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 98,600[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,600[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 11 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 186,500[1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 186,500[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 186,500[1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 12 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 13 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Michael B. Fisch
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 14 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Richard B. Fried
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 15 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS David T. Kim
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 16 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Michael G. Linn
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 17 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 18 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 19 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS William Seybold
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 20 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 21 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS John R. Warren
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 22 of 29 Pages

13G

CUSIP No. 482506102

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☒**
2

**          The reporting persons making this filing hold an aggregate of 2,809,000 Shares (as defined in Item 2), which is 4.5% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.[1]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,809,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,809,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,809,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.5%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

[1]	As of March 26, 2021, the date of the event which requires the filing of this Statement, certain Reporting Persons were beneficial owners of more than five percent of the class of Shares. As reported in Item 5, however, as of the date this Statement is filed, none of the Reporting Persons is a beneficial owner of more than five percent of the class of Shares. Rows 5 through 11 of the cover page for each Reporting Person report beneficial ownership of Shares as of the date this Statement is filed.

Page 23 of 29 Pages

Item 1.	Issuer

(a)       Name of Issuer:

Khosla Ventures Acquisition Co. III (the “Company”)

(b)       Address of Issuer’s Principal Executive Offices:

2128 Sand Hill Road

Menlo Park, CA 94025

Item 2.	Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company. The CUSIP number of the Shares is 482506102.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;
(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Four Crossings Institutional Partners V, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it;

(vi)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it;

(vii)	Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it; and

(viii)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it.

Page 24 of 29 Pages

FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, F5MI and FCAMI are together referred to herein as the “Farallon Funds.”

The Farallon General Partner

(ix)	Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and (ii) the sole member of the FCIP V General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI.

The FCIP V General Partner

(x)	Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V.

The F5MI General Partner

(xi)	Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI.

The Farallon Individual Reporting Persons

(xii)	The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, with respect to the Shares held by the Farallon Funds: Philip D. Dreyfuss (“Dreyfuss”); Michael B. Fisch (“Fisch”); Richard B. Fried (“Fried”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); William Seybold (“Seybold”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

Dreyfuss, Fisch, Fried, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The citizenship of each of the Farallon Funds, the Farallon General Partner, the FCIP V General Partner and the F5MI General Partner is set forth above. Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States. Spokes is a citizen of the United Kingdom. The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Page 25 of 29 Pages

Item 4.	Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the respective Farallon Funds are held directly by the respective Farallon Funds. The Farallon General Partner, as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, and as the sole member of the FCIP V General Partner, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds other than F5MI. The FCIP V General Partner, as the general partner of FCIP V, may be deemed to be a beneficial owner of such Shares held by FCIP V. The F5MI General Partner, as the general partner of F5MI, may be deemed to be a beneficial owner of such Shares held by F5MI. Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Farallon General Partner, and as a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of such Shares held by the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 26 of 29 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 31, 2021

/s/ Michael B. Fisch
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
Farallon Capital Offshore Investors II, L.P., and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By: Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON INSTITUTIONAL (GP) V, L.L.C.,
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch
FARALLON F5 (GP), L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch
Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Dreyfuss, Fried, Kim, Linn, Patel, Roberts, Seybold, Spokes, Warren and Wehrly authorizing Fisch to sign and file this Schedule 13G on his behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2020 by such Reporting Persons with respect to the Common Stock of Broadmark Realty Capital Inc., are hereby incorporated by reference.

Page 27 of 29 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 28 of 29 Pages

EXHIBIT 1

to

SCHEDULE 13G

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: March 31, 2021

/s/ Michael B. Fisch
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
Farallon Capital Offshore Investors II, L.P., and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By: Michael B. Fisch, Managing Member

/s/ Michael B. Fisch
FARALLON INSTITUTIONAL (GP) V, L.L.C.,
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch
FARALLON F5 (GP), L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By: Michael B. Fisch, Manager

/s/ Michael B. Fisch
Michael B. Fisch, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

Page 29 of 29 Pages